FOR IMMEDIATE RELEASE

CYTOMEDIX ANNOUNCES APPOINTMENT OF STEVEN A. SHALLCROSS AS CHIEF FINANCIAL OFFICER

GAITHERSBURG, MARYLAND – April 3, 2013 – Cytomedix, Inc. (OTCQX: CMXI), a regenerative therapies company commercializing and developing innovative platelet and adult stem cell technologies, today announced the appointment of Steven A. Shallcross, CPA, as Executive Vice President, Chief Financial Officer, Secretary and Treasurer, effective as of May 10, 2013. Mr. Shallcross has over 25 years of international financial, business and strategic planning experience, primarily working with companies in the pharmaceutical and biotechnology industries.

Martin Rosendale, Chief Executive Officer of Cytomedix commented, “Steve joins Cytomedix at a very exciting time for the company as we continue to expand the commercial opportunity for the Angel® cPRP System, begin Medicare reimbursement for AutoloGelTM and continue to advance our Bright Cell pipeline products through clinical development. His extensive experience in capital market and business development activities, and implementing strategic financial programs makes Steve ideally suited for the position. Going forward, Steve will lead the effort to build the financial and accounting infrastructure necessary to support the significant corporate and commercial opportunities ahead for Cytomedix.”

“I am pleased to be joining Cytomedix, and to have the opportunity to work with this impressive team to drive value for the company and its stakeholders,” said Mr. Shallcross. "I look forward to quickly contributing to the next stage in Cytomedix's evolution as a fully integrated organization focused on innovation and value creation."

Mr. Shallcross replaces Andrew Maslan, CPA who has served as Chief Financial Officer of Cytomedix since 2005 and will resign effective May 10, 2013 to pursue further career opportunities.

Mr. Rosendale added, “The Board of Directors and I wish to thank Andrew for his significant contributions over the years.  During his tenure, he and his team played an integral role in Cytomedix’s growth from a development stage company with seven employees, to a fully integrated commercial organization with an international reach and a robust corporate infrastructure.”

Mr. Shallcross presently serves as Executive Vice President and Chief Financial Officer of Empire Petroleum Partners, LLC, a motor fuel distributor. Previously, he served as Acting Chief Financial Officer for Sensors for Medicine and Science, Inc., a medical device company. Prior to that, he was Executive Vice President and Chief Financial Officer of Innocoll Holdings, Inc., a biopharmaceutical company specializing in the development and commercialization of collagen based products. Mr. Shallcross also held Chief Financial Officer and Treasurer positions at Vanda Pharmaceuticals, Inc., and at MiddleBrook Pharmaceuticals, Inc. (formally Advancis Pharmaceutical Corporation).

Mr. Shallcross is a certified public accountant and his experience includes equity and debt transactions that raised over $600 million in capital, including two initial public offerings. He has also worked on mergers and acquisitions, partnership and product development collaborations, strategic planning and budgeting, SEC reporting, and systems integration. He received a Bachelor’s degree in Accounting from the University of Illinois and an M.B.A. degree from the University of Chicago, Booth School of Business.

About Cytomedix, Inc.

Cytomedix, Inc. is an autologous regenerative therapies company commercializing innovative platelet technologies for orthopedics and wound care with a pipeline of adult stem cell therapies for tissue repair. The Company markets the AutoloGel™ System, a device for the production of autologous platelet rich plasma ("PRP") gel for use on a variety of exuding wounds and the Angel® Concentrated Platelet Rich Plasma System, a blood processing device and disposable products used for the separation of whole blood or a mixture of blood and bone marrow, into red cells, platelet poor plasma ("PPP") and PRP in surgical settings On February 8, 2012 Cytomedix closed the acquisition of Aldagen, a biopharmaceutical company developing regenerative cell therapies based on its proprietary ALDH bright cell technology, currently in a Phase 2 trial for the treatment of ischemic stroke. For additional information please visit cytomedix.com

Safe Harbor Statement – Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix’ actual results may differ materially due to a number of factors, many of which are beyond Cytomedix’ ability to predict or control, including among many others, risks and uncertainties related to the Company’s ability to successfully execute its Angel and AutoloGel sales strategies, to achieve AutoloGel expected reimbursement rates in 2013, to meet its stroke trial enrollment rates, the Company’s ability to successfully integrate the Aldagen acquisition, the Company’s ability to expand patient populations as contemplated, its ability to provide Medicare patients with access as expected, the Company’s expectations of favorable future dialogue with potential strategic partners, and its ability to successfully manage contemplated clinical trials, to manage and address the capital needs, human resource, management, compliance and other challenges of a larger, more complex and integrated business enterprise, viability and effectiveness of the Company’s sales approach and overall marketing strategies, commercial success or acceptance by the medical community, competitive responses, the Company's ability to raise additional capital and to continue as a going concern, and Cytomedix's ability to execute on its strategy to market the AutoloGel™ System as contemplated. To the extent that any statements made here are not historical, these statements are essentially forward-looking. The Company uses words and phrases such as “believes", "forecasted," "projects," "is expected," "remain confident," "will" and/or similar expressions to identify forward-looking statements in this press release. Undue reliance should not be placed on forward-looking information. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc. Cytomedix operates in a highly competitive and rapidly changing business and regulatory environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason. Additional risks that could affect our future operating results are more fully described in our U.S. Securities and Exchange Commission filings, including our Annual Report for the year ended December 31, 2012, as amended to date, and other subsequent filings. These filings are available at www.sec.gov.

Contacts:
Cytomedix, Inc.
Investors
Martin Rosendale, Chief Executive Officer	Michael Rice
David Jorden, Executive Chairman	LifeSci Advisors, LLC
(240) 499-2680	mrice@lifesciadvisors.com
(646) 597-6979